EXHIBIT 5

Kutak Rock LLP
The Omaha Building, 1650 Farnam Street, Omaha, NE 68102-2103
office 402.346.6000

August 25, 2025

Board of Directors

Lindsay Corporation

18135 Burke Street, Suite 100

Omaha, Nebraska 68022

Re:	Registration Statement on Form S-8 for Shares of Common Stock Issuable under the Lindsay Corporation 2025 Long-Term Incentive Plan

Gentlemen:

We have acted as special counsel to Lindsay Corporation, a Delaware corporation (the “Company”), in connection with the filing of the registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the 824,281 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), issuable pursuant to the Lindsay Corporation 2025 Long-Term Incentive Plan (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. In rendering the opinion expressed below, we have reviewed the Registration Statement, the Plan, the resolutions of the Company’s Board of Directors (the “Board”) relating to the adoption of the Plan (the “Resolutions”), the records of the Company’s 2025 Annual Meeting of Stockholders, and such other matters, documents and law as we have deemed necessary for purposes of rendering the opinion expressed below.

In such review and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (viii) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties.

In rendering our opinion below, we also have assumed that (a) the Company will have sufficient authorized, unissued and unreserved shares of Common Stock at the time of each issuance of a Share or rights or options to acquire a Share, in each case, under the Plan; (b) upon the issuance of a Share, such Share will be evidenced by a certificate that has been duly executed and delivered; (c) the issuance of each Share will be duly recorded in the Company’s stock ledger upon its issuance; (d) the Plan and each Award Agreement (as defined in the Plan and hereinafter referred to as an “Award Agreement”) constitutes or will constitute, as applicable, the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Share as set forth in the Authorizing Resolutions (as defined below), which consideration shall be at least equal to the par value of such share of Common Stock (unless such Share is held in treasury, in which case, the consideration shall be the amount as set forth in the Authorizing Resolutions), and, in the amount required by the Plan and the Award Agreement; (f) with respect to any Shares issuable upon the exercise of any right or option to acquire Shares under the Plan, the Company shall have received the minimum consideration (if any) for which such rights or options may be issued pursuant to the Authorizing Resolutions; and (g) prior to the issuance of any Shares or any right or option to acquire any Shares, in each case, under the Plan, the Board will duly authorize by resolution each award granted under the Plan with respect to which Shares are issuable pursuant to an Award Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Plan (the “Authorizing Resolutions”). We have not verified any of the foregoing assumptions.

As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based on and subject to the foregoing qualifications and assuming that the Registration Statement will be effective at the time of issuance of the Shares, and subject to the other limitations set forth herein, it is our opinion that:

1.

The Shares of Common Stock, when and if issued pursuant to the terms of the Plan in accordance with the Authorizing Resolutions and the applicable Award Agreement, will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the DGCL, as in effect on the date of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Common Stock.

Very truly yours,

/s/ Kutak Rock LLP
KUTAK ROCK LLP